Exhibit 3.49

    Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY SCHWEPPES AMERICAS INC. ”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF APRIL, A.D. 2008, AT 1:36 O’CLOCK P.M.

/s/ Harriet Smith Windsor

4254407 8100 081124925	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6972863 DATE: 11-18-08
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:35 PM 04/29/2008
FILED 01:36 PM 04/29/2008
SRV 080482387 — 4254407 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADBURY SCHWEPPES AMERICAS INC.
          Cadbury Schweppes Americas Inc., a Delaware corporation (the “Corporation”), hereby certifies that the amendment set forth below to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
FIRST: Article FOURTH is amended to read in its entirety as follows:
“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”).”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, on this 23rd day of April, 2008.

CADBURY SCHWEPPES AMERICAS INC.
By:	/s/ D. W. Grofts
	Name:	D.W. Grofts
Title Secretary and Treasurer

By:	/s/ J. Vlaanderen
	Name:	J. Vlaanderen
	Title:	Vice President